EXHIBIT 4.4
                                   Appendix A

                            LAMAR CAPITAL CORPORATION
                           DIVIDEND REINVESTMENT PLAN
                                February 10, 2000

         The purpose of this Dividend Reinvestment Plan (the "Plan") of Lamar Capital Corporation (the "Company") is to provide the holders of record of the common stock ("Common Stock") of the Company with a simple and convenient method of investing cash dividends and optional cash payments in shares of the Common Stock of the Company. The Plan is set forth in the following terms and conditions:

               1. Holders of record of Common Stock of the Company are eligible to enroll in the Plan. Beneficial owners of Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names.

               2. A holder of record of Common Stock may elect to become a participant in the Plan ("Participant") by returning to SunTrust Bank, Atlanta, a properly completed Authorization Card in the form attached herewith. The completed Authorization Card appoints the Agent as agent for the Participant and:
                      a. Authorizes the Company to pay to the Agent for the Participant's account all cash dividends payable on the Common Stock which the Participant has enrolled in the Plan;
                      b.   Authorizes  the Agent as agent to retain for credit
                           to the  Participant's  account  any cash   dividends
                           and  any  shares  of  Common  Stock distributed  as
                           a non-cash  dividend or  otherwise on the shares of
                           Common Stock purchased  pursuant to the Plan   ("Plan
                           Shares")   and   credited   to   the Participant's
                           account and to distribute to the Participant any other non-cash dividend paid on such Plan Shares; and
                      c.   Authorizes the Agent as agent to apply such cash
                           dividends and/or any optional cash payments   made
                           by  the   Participant   pursuant  to Paragraph 5 of
                           the Plan to the  purchase of shares of Common  Stock
                           in  accordance   with  the  terms  and conditions of
                           the Plan.

               3.   After receipt of the properly completed  Authorization
                    Card, the Agent will open an account under the Plan as agent for the Participant and will credit to such account:
                      a. all cash dividends received by the Agent from the Company on shares of Common Stock registered in the Participant's name and enrolled in the Plan by the Participant, commencing with the first such dividends paid after receipt of the Authorization Card by the Agent, provided that the Authorization Card is received at least 5 business days prior to the record date of the dividend;
                       b. all optional cash payments received from the Participant pursuant to Paragraph 5 of the Plan;
                       c. all whole or fractional Plan Shares purchased for the Participant's account after making appropriate deduction for the purchase price of such shares;
                       d. all cash dividends received by the Agent on any whole or fractional Plan Shares credited to the Participant's account;
                       e. any shares of Common Stock distributed by the Company as a dividend or otherwise on Plan Shares credited to the Participant's account; and
                       f. any shares of Common Stock transferred by the Participant pursuant to Paragraph 11 of the Plan.

               4. Cash dividends credited to a Participant's account will be commingled with the cash dividends credited to all accounts under the Plan and will be applied to the purchase of shares of Common Stock of the Company. The price at which the Agent shall be deemed to have acquired shares for the

                    Participant's account shall be the average price of all shares purchased by the Agent for all Participants with the proceeds of a single cash dividend in the open market. A Participant's account will be credited with fractional shares computed to four (4) decimal places. The Agent will make every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after such receipt except where, in the opinion of the Agent's counsel, such investments are restricted by any applicable state or federal securities law. All dividends will be held pending investment in a non-interest bearing account maintained by the Agent.

               5. The Participant may at any time deposit with the Agent for credit to his account optional cash payments in amounts not less than $20 and not to exceed $5,000 per quarter. Each optional cash payment must be accompanied by the Stock Purchase Form furnished by the Agent. The Agent will commingle the funds credited to a Participant's account with optional cash payments credited to all accounts under the Plan and will apply such funds to the purchase of shares of Common Stock. Optional cash payments, along with cash dividends, will be invested on approximately the 15th day of each month. Optional cash payments received later than 5 days prior to the regular monthly investment date will be invested at the next monthly investment date.

                    Pending investment, all optional cash payments will be held in a non-interest bearing account maintained by the Agent. Any description on the Plan distributed to Participants will advise that Participants may therefore wish to delay transmittal of optional cash payments until shortly before the regular monthly investment date.

                    A Participant may obtain a refund of his uninvested optional cash payment upon written request to the Agent received not less than 2 business days prior to the time when such optional cash payment would otherwise be applied to the purchase of Plan Shares.

               6. Brokerage commissions incurred on the purchase of shares with cash dividends and optional cash payments shall be paid from the funds available for purchase and allocated pro rata according to the number of shares purchased. Administrative costs of the Plan will be paid by the Company.

               7. Temporary curtailment or suspension of purchases or sales of Common Stock may be made at any time when such purchases or sales would in the Agent's judgment contravene, or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission, any other governmental commission, agency or instrumentality, any court, securities exchange or the National Association of Securities Dealers, Inc. The Agent will not be accountable, or otherwise liable, for failure to make purchases or sales at such times and under such circumstances. If for any reason the Agent is precluded from acquiring shares of the Company's Common Stock for 30 consecutive days, the Agent shall remit all cash in the Participant's account to the Participant promptly after such 30th day.

               8. The Agent will mail to each Participant as soon as practicable after each purchase a statement confirming each purchase of Common Stock made for his account.

               9. The Agent may hold the Plan Shares of all Participants together in its name or in the name of its nominee. No certificates will be delivered to a Participant for Plan Shares except upon written request or upon termination of the account. A Participant may request certificates for any whole shares credited to his account at any time. No certificates will be delivered for fractional shares. Accounts under the Plan will be maintained in the name in which the Participant's certificates are registered when the Participant enrolls in the Plan, and certificates for whole shares will be similarly registered when issued to the Participant. Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the Participant of any applicable fees and taxes, provided that the Participant makes a written request therefor in accordance with the usual requirements of the Company for the registration of a transfer of the Common Stock of the Company.

               10. It is understood that the automatic reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. The Agent will
                    comply  with  all  applicable   Internal   Revenue   Service
                    requirements concerning the filing of information returns for dividends credited to each account under the Plan, and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends are subject to Federal income tax withholding, the Agent will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld, which will be deducted from the dividends prior to investment.

               11. The Agent will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Agent will vote any whole and/or fractional Plan Shares that it holds for the Participant's account in accordance with the Participant's directions. If a Participant does not return a properly completed and signed proxy the Agent will not vote such shares.

               12. A Participant may transfer any issued shares of Common Stock held of record in the Participant's name to the Agent or its nominee, and such shares will be held by the Agent for the Participant's account as Plan Shares subject to the terms and conditions of this Plan.

               13. A Participant may terminate his account at any time by giving a written notice of termination to the Agent. Any such notice of termination received by the Agent less than 5 business days prior to a dividend record date will not become effective until dividends paid on the dividend payment date have been invested. The Agent may terminate a Participant's account by mailing a 30-day written notice of termination to the Participant at his last address of record with the Agent. Upon termination, the Participant may elect in writing to receive certificates representing the whole Plan Shares credited to his account and cash in lieu of fractional shares or he may elect in writing to receive cash for all the whole and fractional Plan Shares credited to his account. If no written election is made at the time the Agent receives the written notice of termination from the Participant or prior to expiration of the 30-day notice period when the Agent terminates a Participant's account, certificates will be issued for all whole Plan Shares and the Participant will receive cash for any fractional shares.

                    If a Participant elects to receive cash for the Plan Shares credited to his account, the Agent, as the Participant's agent, will, as soon as practicable after receipt of a written request, sell such Plan Shares and deliver to him the proceeds of such sale, less any brokerage commissions and any other costs of sale. Any whole shares and fractional interests in shares may be aggregated and sold with those of other terminating Participants. The proceeds of each Participant, in such case, will be the average sales price of all shares so aggregated and sold, less his pro rata shares of any brokerage commissions and other costs of sale.

                    In   all   terminations,   fractional   interests   held
                    in the Participant's account and not otherwise aggregated and sold will be paid for in cash at a price deemed to be the closing sale price per share of the Company's Common Stock as reported by the principal stock exchange or other appropriate market as determined by the Agent, on which the stock is traded on the date of receipt by the Agent of the notice of termination or, if the stock is not traded on the date of such receipt, such closing sale price on the next prior date that it was so traded.

               14. If at any time a Participant ceases to be a record holder of Common Stock other than by transfer of shares to the Agent to be held for his account pursuant to Paragraph 11, the Agent, in its discretion, may mail a written notice to such Participant requesting instructions as to the disposition of stock in the Participant's account under the Plan. If within 30 days of mailing such notice the Agent does not receive instructions from the Participant, the Agent may, in its discretion, terminate the Participant's account.

               15. The Participant shall notify the Agent promptly in writing of any change of address. Notices or statements from the Agent to the Participant may be given or made by letter addressed to the Participant at his last address of record with the Agent and any such notice or statement shall be deemed given or made when received by the Participant or 5 days after mailing, whichever occurs earlier.

               16. The Participant shall not sell, pledge, hypothecate, assign, or transfer any Plan Shares held for his account by the Agent, nor shall the Participant have any right to draw checks or drafts against his account. The Agent has no obligation to follow any instructions of the Participant with respect to the Plan Shares or any cash held in his account except as expressly provided under the terms and conditions of the Plan.

               17. The Company will either pay directly or reimburse the Agent for the costs of administering the Plan, including but not limited to, the costs of purchasing fractional shares, the costs of printing and distributing Plan literature to record holders of Common Stock, forwarding proxy solicitation materials to Participants, and mailing confirmations of account transactions, account statements, and other notices to Participants and reasonable clerical expenses associated therewith.

               18. Neither the Agent nor its nominee(s) shall be liable hereunder for any act or omission to act by the Company, and neither the Company nor the Agent or its nominee(s) shall be liable hereunder for any action taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Agent; or (b) with respect to the prices at which Plan Shares are either purchased or sold for the Participant's account or the timing of, or terms on which, such purchases or sales are made; or (c) for the market value or fluctuations in market value after purchase of Plan Shares credited to the Participant's account. The Company further agrees to indemnify and hold harmless the Agent and its nominee(s) from all taxes, charges, expenses, assessments, claims, and liabilities, and any costs incident thereto, arising under federal or state law from the Agent's or the Company's acts or omissions to act in connection with this Plan; provided that neither the Agent nor its nominee(s) shall be indemnified against any liability or costs incident thereto arising out of the Agent's or its nominee's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Plan.

               19. It is understood that all purchases of Common Stock pursuant to the Plan will be made by the Agent as the independent agent of the Participant and that neither the Company nor any of its affiliates shall have any authority or power to direct the time and price at which securities may be purchased pursuant to the Plan, the amount of securities to be purchased, or to direct the selection of any broker or dealer through whom purchases are to be made.

               20. The Agent or the Company may terminate or suspend the Plan at any time by written notice to the Participants. The terms and conditions of this Plan may be amended by the Agent, with the concurrence of the Company, at any time by mailing of an appropriate notice at least 30 days prior to the effective date thereof to the Participant at his last address of record with the Agent. No waiver or modification of the terms or conditions of the Plan shall be deemed to be made by the Agent unless in writing signed by an authorized representative of the Agent, and any waiver or modification shall apply only to the specific instance involved. The Company has the authority to amend this Plan by mailing an appropriate notice at least 30 days prior to the effective date of such amendment to the Participant at his last address of record with the Agent. It is understood, however, that such amendments as may be required from time to time due to changes in or new rules and regulations under the federal or state securities laws may be made by the Agent prior to notice to each Participant.

               21. The Company and the Agent have the authority to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. Any such interpretation or regulation will be final. This Plan, the Authorization Card incorporated herein and made by this reference a part of this Plan, and the accounts of Participants maintained by the Agent under this Plan shall be governed by and construed in accordance with the laws of the State of Mississippi.